Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-284605 on Form N-2 of our report dated March 19, 2025, relating to the financial statements of Fidelity Private Credit Fund. We also consent to the references to us under the headings “Experts,” “Senior Securities,” and “Financial Highlights” in the prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 16, 2025